EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the previously filed Registration Statement of the 1995 Stock Option Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-04181), the Registration Statement of the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-57369), and the Registration Statement covering additional shares under the 1998 Comprehensive Stock Option and Award Plan of Grill Concepts, Inc. on Form S-8 (File No. 333-64850) of our report dated May 5, 2005, included in this Annual Report on Form 10-K of Grill Concepts, Inc. and subsidiaries for the year ended December 26, 2004.

Moss Adams

Los Angeles, California
May 20, 2005

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